Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is entered into between Group 1 Automotive, Inc., a Delaware corporation (the “Company”), and Earl J. Hesterberg (“Employee”), effective as of May 17, 2018 (the “Amendment Effective Date”).

RECITALS

WHEREAS, the Company and Employee previously entered into an employment agreement dated May 19, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree that the Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

AGREEMENTS

1. Section 2.3 of the Employment Agreement is amended to read in its entirety as follows:

2.3 Long-Term Incentive Compensation.

(i) Equity Awards. Employee shall be eligible to receive grants under Employer’s 2014 Long Term Incentive Plan, or any successor plans, in such amounts as determined in the sole discretion of the Compensation Committee including grants of options, Restricted Stock, or Restricted Stock Units. Such awards may vest over time conditioned on the continued performance of substantial services (including the agreement to refrain from performing substantial services) or upon the achievement of performance criteria or other conditions, in each case as determined in the sole discretion of the Compensation Committee.

(ii) Condition of Grants. The rights and liabilities of Employer and Employee regarding entitlement to, and vesting of, any long-term incentive compensation granted pursuant to this Agreement shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in the Non-Compete Agreement and Section 5 of this Agreement. In the event that any provision set forth in the Non-Compete Agreement is violated, Employer shall have the right, among other remedies, to demand forfeiture of any cash and equity grants awarded or vested during the twelve (12) months prior to such violation or declaration.

2. Section 3.1 of the Employment Agreement is amended to read in its entirety as follows:

“3.1. Term. The term of this Agreement shall commence on the Effective Date and continue through May 19, 2019, unless earlier terminated as provided for herein. Following May 19, 2019, the Agreement will continue until terminated by either Employer or Employee upon delivery of written notice of termination no later than six months prior to the date of termination set forth in such notice (which date will constitute the end of the “Term” for purposes of his Agreement).”

3. Miscellaneous.

All references in the Employment Agreement to the “Agreement” shall be deemed to refer to the Employment Agreement, as amended by this Amendment.

Except as expressly amended hereby, the Employment Agreement is unchanged and remains in full force and effect.

This Amendment is made a part of, and is incorporated into, the Employment Agreement and is subject to all provisions therein (as amended hereby), including the amendments, waivers, construction, notices, governing law and entire agreement provisions thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, effective as of the dates provided for herein.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Frank Grese—

Name: Title:	Frank Grese Senior Vice President – Human Resources
EMPLOYEE
By:	/s/ Earl J. Hesterberg—

Name: Earl J. Hesterberg